Exhibit 16.1

July 7, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The ONE Group Hospitality Inc.'s Form 8-K dated July 7, 2026, and have the following comments:

1.	We agree with the statements made in the second to fourth paragraphs of 4.01(a).
2.	We have no basis on which to agree or disagree with the statements made in the first paragraph of 4.01(a) or the first and second paragraphs of 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP